Exhibit 10.1

THIRD AMENDMENT and EXTENSION

to

LETTER OF INTENT

DATED MARCH 1, 2007

by and between

FAGEN, INC.

and

AKRON RIVERVIEW CORN PROCESSORS, LLC

This Third Amendment and Extension is entered into this 30th day of May, 2008, by and between Fagen, Inc., a Minnesota Corporation (“Fagen”) and Akron Riverview Corn Processors, LLC, an Iowa Limited Liability Company (“Owner”).

The parties entered into a Letter of Intent dated March 1, 2007, an Amendment to the Letter of Intent on May 10, 2007, and a Second Amendment to the Letter of Intent on November 9, 2007  (collectively the “LOI”), and hereby agree to the additional amendments and extension of the LOI as set forth below.

Notwithstanding anything to the contrary contained in the LOI between the parties hereto, and in consideration of the mutual promises, covenants, and conditions contained in the LOI and contained herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that the terms and conditions of this Third Amendment and Extension shall prevail.

The parties hereto agree as follows:

1.             The Letter of Intent shall be extended to December 31, 2008.  The second sentence in the second paragraph of page 1 shall be stricken and replaced to reflect this extension as follows:

“The Parties agree that Transaction Documents must be executed and delivered by the parties thereto no later than December31, 2008 (the “Closing Date”) or this Letter of Intent may be terminated in accordance with Paragraph 11(a) hereof.”

2.             Paragraph 2 provides the Contract Price.  The parties hereby agree that the Contract Price shall be the lesser of (a) One Hundred Forty-Nine Million, Nine Hundred Eleven Thousand Eight Hundred Sixty-Nine Dollars ($149,911,869), which amount includes the costs for the additional items and services set forth in the Amendment to the Letter of Intent dated March 1, 2007 (the “March 1, 2007 Change Order”), or (b) Fagen’s then current price for a 100 MGY ethanol plant plus the costs of the additional items and services set forth in the March 1, 2007 Change Order.  The foregoing Contract Price shall be effective through November 30, 2008.  If Owner does not issue a valid Notice to Proceed before December 1, 2008, then on such date the Contract Price shall adjust as provided below.  Therefore, the introductory paragraph in Paragraph 2 shall be stricken and replaced as follows:

Contract Price.  Owner shall pay Fagen the lesser of (a) One Hundred Forty-Nine Million, Nine Hundred Eleven Thousand Eight Hundred Sixty-Nine Dollars ($149,911,869) (the “Contract Price”), which amount includes the costs for the additional items and services set forth in the Amendment to the Letter of Intent dated March 1, 2007 (the “March 1, 2007 Change Order”), or (b) Fagen’s then current price for the ethanol plant described in the LOI plus the costs of the additional items and services set forth in the March 1, 2007 Change Order as full consideration to Fagen for complete performance of the services described in the Design-Build Agreement including the items and services in the March 1, 2007 Change Order and all costs incurred in connection therewith, provided, however, that if Owner does not issue a valid Notice to Proceed before December 1, 2008, then on such date the Contract Price shall automatically adjust to Fagen’s then current price for the ethanol plant described in the LOI plus the costs of the items and services set forth in the March 1, 2007 Change Order.  Assuming a valid Notice to Proceed is not issued in December 2008, and further assuming that the LOI is not terminated as provided herein, the Contract Price shall thereafter readjust on the first day of each succeeding month to Fagen’s then current price for the ethanol plant described in the LOI plus the costs of the items and services set forth in the March 1, 2007 Change Order.

3.             Paragraph 2(b) is stricken to delete the increase to the Contract Price resulting from an increase in the Construction Cost Index.

4.             Paragraph 2(c) is stricken to delete the monthly surcharge to the Contract Price.

5.             Paragraph 3(m)(9) of the LOI provides the date upon which Owner must fulfill the requirements for the issuance of the Notice to Proceed.  The parties agree that this date shall be extended to December 31, 2008.  In addition, the parties agree that once the Notice to Proceed is accepted by Fagen, it will be deemed effective on the date it was received by Fagen; therefore Paragraph 3(m)(9) shall be stricken and replaced as follows:

3(m)(9)       Fagen has provided Owner written notification of its acceptance of the Notice to Proceed.  If Owner has not fulfilled its requirements for the issuance of a Notice to Proceed as set forth in this Paragraph 3(m) by December 31, 2008, Fagen may, at its sole option, terminate the Design-Build Agreement, thus releasing Fagen of all obligations.  Once accepted by Fagen, the Notice to Proceed shall be deemed effective on the date on which such Notice to Proceed was received by Fagen.

6.             Paragraph 11 shall be stricken and replaced as follows to reflect the extension of the LOI to December 31, 2008:

Termination.  This Letter of Intent may be terminated by either Party on December 31, 2008 unless the basic size and design of the Plant have been determined and mutually agreed upon, a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised.  This date may be extended upon mutual written agreement of the Parties.  Furthermore, unless otherwise agreed to by the Parties, this Letter of Intent will terminate:

(a)                                  at the option of either Fagen or Owner if the Design-Build Agreement is not completed and executed by the Closing Date; or

(b)                                 upon the execution and delivery of the Transaction Documents.

The other provisions of the LOI shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment and Extension on the date set forth above.

FAGEN, INC.		AKRON RIVERVIEW CORN
PROCESSORS, LLC

By:	/s/ Ron Fagen	By:	/s/ Stephen C. Roe
Title	President and CEO	Title	President